DEAN FOODS AMENDED CORPORATE
2014 SHORT-TERM INCENTIVE COMPENSATION PLAN

Purpose:
To (i) align employee variable cash compensation with the annual objectives of the Company, (ii) motivate employees to create sustained shareholder value, and (iii) ensure retention of key employees by ensuring that cash compensation remains competitive.

Participants:
Employees of Dean Foods who are in positions to influence and/or control results in their specific areas of responsibility and/or the Corporation. In particular, salary grade levels 9 and above are eligible to participate.

Payout	The criteria for payment to Participants under this Plan and

Criteria:
the weighting of such criteria is based on individual target incentive percentages, performance against financial targets, and performance against individual objectives as set forth below. Depending on the Participant’s role in the organization, Individual Objectives may be based on Corporate, Functional, Business Unit, or Individual Objectives and will be noted as Individual Objectives in the Components.

Participant Group	Components
Chief Executive Officer
EVP, CFO
EVP, CCO
EVP, General Counsel & Secretary
EVP, HR
SVP, CIO
SVP, Operations & Procurement
SVP, Finance & Treasurer
SVP, CAO
SVP, Logistics
SVP, Procurement

All Corporate Staff not covered by another STI plan
- 60% Financial Objectives 60% = Dean Foods Operating Income - 40% Individual Objectives

Payout Scales:
The financial payout factor is 0% - 200% based on actual performance against approved objectives. The individual objective factor is 0% - 200% of actual performance against approved objectives. Payments under the Dean Foods Short-Term Incentive (STI) Compensation Plan are variable in nature and are not guaranteed.

Financial	Approved financial objectives and the range of performance

Objectives	for each objective for the Plan Year along with the corresponding

Performance	payout factor scale based on actual performance will be included

Payout Factor:	in the Administrative Guidelines for the Plan. The STI Plan Year is the same as the Dean Foods fiscal year.

Individual	Each Plan Participant has 40% of their STI target calculated against the

Objectives:
attainment of certain specified individual objectives as determined by the Participant’s supervisor and / or Compensation Committee of the Board of Directors. Actual earned awards are based on the individual’s performance rating under the Performance Management Process and the determination of final percentage targets against which the 40% will apply.

Adjustment of	Upon the recommendation of the CEO, the Compensation Committee may (but
Targets /        has no obligation to) adjust the criteria, targets, actuals, or payout scale upon the

Actuals:
occurrence of extraordinary events or circumstances. Significant acquisitions or dispositions of assets or companies or issuances or repurchases of common stock or other equity interests may, at the Compensation Committee’s discretion,

DEAN FOODS AMENDED CORPORATE
2014 SHORT-TERM INCENTIVE COMPENSATION PLAN

result in an adjustment to the Dean Foods financial target or plan-specific financial target.

Determination	Individual target incentives for specific positions are included in the Dean Foods

of Individual	Compensation Program. The Company may make adjustments to an individual’s

Target Incentive:	target incentive based on market conditions or business requirements, as necessary.

Definitions:	“Disability” is defined as permanent and total disability (within the meaning of Section 22(e)(3) of the Internal Revenue Service Code (“Code”).

“Retirement” is defined as (i) age fifty-five (55), so long as the Participant has completed at least ten (10) years of continuous service immediately prior to retirement, or (ii) age sixty-five (65).

Eligibility:
Eligibility is determined by salary grade in the Company, or as approved by the Executive Vice President Human Resources, or designate. Participants must be employed by the Company on the last working day of the Plan Year in order to receive an incentive award, except as otherwise provided by State law.

A Participant is disqualified from receiving any incentive award (financial and / or individual) under the Plan if: (1) the Participant receives a Significantly Below Target (or equivalent) performance rating for the plan year or (2) the Participant is terminated for Cause, as defined below, at any point during the Plan year or between the last working day of the Plan Year and the date the incentive award is paid, except as otherwise provided by State law.

For a Participant receiving a Below Target (or equivalent) performance rating for the plan year, the sum of the financial and individual award cannot exceed 100% of the Participant’s target incentive.

If a Participant dies, becomes disabled, or retires prior to the payment of awards or if a Participant’s job is eliminated and such job elimination makes the Participant eligible to receive benefits under a Company severance plan or policy, the Participant may receive a payout, at the time other incentive awards are paid, based on actual time in the position and actual results of the company.

Eligibility and individual target amounts may be prorated. A Participant’s year-end base salary will be used to calculate the incentive award in the case of those individuals actively employed by the Company on the last working day of the Plan Year. A Participant’s base salary at the time of death, disability, retirement, or job elimination will be used to calculate the prorated incentive award in those specific circumstances. All proration of incentive awards will be calculated based on whole month participation. If an employee becomes eligible to participate in the Plan, transfers between Plans, changes target participation in the Plan, or becomes ineligible to participate in the Plan between the first day of the month and the 15th of the month, the incentive award will be calculated based on full month participation. If the eligibility change occurs between the 16th of the month and the end of the month, the incentive award will be calculated beginning with the full calendar month following the change. There will be no award made for employees hired after December 15th of the Plan Year.

“Cause” Defined:
For purposes of this Agreement, “Cause” means a Participant’s (i) willful failure to perform substantially a Participant’s duties; (ii) willful or serious misconduct that has caused, or could reasonably be expected to result in, material injury to the business or reputation of the Company; (iii) conviction of, or entering a plea of guilty or nolo contendere to, a crime constituting a felony; (iv) breach of any written covenant or agreement with the Company, any material written policy of

DEAN FOODS AMENDED CORPORATE
2014 SHORT-TERM INCENTIVE COMPENSATION PLAN

the Company or any Company code of conduct or code of ethics, or (v) failure to cooperate with the Company in any internal investigation or administrative, regulatory or judicial proceeding.

Repayment	All Plan participants agree and acknowledge that this Plan is subject to the

Provision:
policies that the Compensation Committee of the Dean Foods Board of Directors may adopt from time to time, with respect to the repayment to the Company of any benefit received pursuant to this Plan, including “clawback” policies.

Plan Amendment:
On May 14, 2014, the Compensation Committee of the Board of Directors of Dean Foods amended the Plan. Notwithstanding anything else in the Plan to the contrary, the amended Plan provides an alternative calculation of the financial objectives performance portion of a participant’s STI payment using the financial results only from the second half of 2014 (i.e., July 1, 2014 – December 31, 2014). No participant may earn more than 50% of her or his financial performance targeted portion of the STI when applying this alternative calculation. If the entire year financial results produce the greater STI payout, the alternative calculation shall not apply. If the alternative calculation results in a higher STI payout than the employee or executive would have received based on a calculation of the entire year financial results, then such calculation will be used in determining the employee or executive’s STI financial results payment.

3